Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                  Three Months Ended
                                                       March 31,
                                                  2002           2001
                                                  ----           ----
Earnings before income taxes and equity in
  earnings of associated companies                 9.4           26.1
Add:
  Distributed income of associated companies       0.0            1.7
  Amortization of capitalized interest             0.1            0.1
  Fixed Charges                                    6.7            6.7
Less:
  Capitalized interest                             0.1             --
                                                  ----           ----
Earnings as adjusted                              16.3           34.6

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                       5.8            5.7
  Portion of rents representative of the
    interest factor                                0.9            1.0
                                                  ----           ----
Fixed charges                                      6.7            6.7
                                                  ----           ----
Ratio of earnings to fixed charges                 2.4            5.2
                                                  ====           ====